Exhibit 99.1

MEDIA ADVISORY	FOR IMMEDIATE RELEASE CONTACT: Investor Relations (713) 726-5376 IR@flotekind.com

Flotek Industries, Inc. Announces Select, Preliminary Fourth Quarter, 2013 Results, Current Citrus Market Update

HOUSTON, January 14, 2014 /PRNewswire/ — Flotek Industries, Inc. (“Flotek” or the “Company’) (NYSE: FTK - News) today announced preliminary revenue and gross margin results for Fourth Quarter, 2013 and discussed the current status of the Florida citrus market.

While the Company is still completing final year-end accounting processes, Flotek believes that revenues for the three-months ended December 31, 2013 should exceed $100 million. Enterprise-wide gross margins should be approximately 39%. Margins in the Energy Chemical Technologies segment continued to be strong; as expected, margins in the Drilling Technologies segment were seasonally lower due to holidays and basin-specific, weather-related activity moderation.

“For the first time in Flotek’s history, revenue in the fourth quarter of 2013 should exceed $100 million, a key milestone for our firm,” said John Chisholm, Flotek’s Chairman, President and Chief Executive Officer. “Even with the impact of a slow start in Colorado, an unusual November cold snap in West Texas and the Thanksgiving and Christmas holidays, Flotek’s team was focused and delivered our best sales quarter to date, an accomplishment that shows the commitment of my colleagues. And, with margins remaining strong – especially in our Energy Chemical Technologies segment – Flotek exits 2013 with momentum to begin 2014, a year we believe will continue our journey in making a difference for our clients with cutting edge energy technologies.”

Flotek plans to file its annual report on Form 10-K with the Securities and Exchange Commission in late February, the exact date expected to be announced in late January.

Citrus Market Update

In recent weeks a plethora of news reports have reported on challenges facing the Florida citrus industry including the recent winter weather, causing colder-than-normal temperatures in central and southern Florida as well as potential damage from Citrus Greening.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	January 14, 2014

“The recent ‘polar vortex’ that resulted in frigid temperatures into the deep South had no material impact on the Florida orange crop or our business,” said Josh Snively, Flotek’s Executive Vice President and President of the Company’s Florida Chemical subsidiary. “For the crop to be impacted, temperatures need to drop below 28 degrees (Fahrenheit) and hold at those levels for a minimum of four hours. We didn’t get close to those levels.”

“Even when citrus groves are impacted by freezing temperatures, damaged fruit can still be processed, yielding less juice but still providing oil to meet Florida Chemical’s supply needs,” added Snively.

The other challenge facing Florida’s orange crop is the disease commonly referred to as Citrus Greening, a disease that results in misshapen, immature fruit which can remain green, even after ripe. The disease renders the fruit untenable for retail sale and, ultimately, useless for juicing.

This bacterial disease – also called Huanglongbing or yellow dragon disease – originated in China in the early 1900s. The disease is primarily spread by two species of psyllid insects. One species, the Asian citrus psyllid, Diaphorina citri, has been present in Florida since 1998. The bacteria itself is not harmful to humans. Other than tree removal, there is no effective control once a tree is infected and there is no known cure for the disease. In areas of the world affected by Citrus Greening the average productive lifespan of citrus trees has dropped from 50 or more years to 15 or less. The trees in the orchards usually die 3-5 years after becoming infected and require removal and replanting.1

“Greening is a major challenge for the Florida citrus industry, as it has been for many other producing regions since its identification in the early 1900s,” said Snively. “While the short-term impact is lower production and yield, grove remediation and research into disease-resistant plants will help mitigate the impact over time. Moreover, while Florida production is likely to be lower this year, other regions – such as Brazil and Europe – appear to be experiencing crops near recent norms. As one of the largest processors of citrus oils in the world, Flotek sources oils globally and expects no material supply impacts in the coming months.”

“Flotek purchased Florida Chemical to ensure our oilfield chemistry efforts have a consistent supply of key citrus raw materials at favorable prices in all industry environments,” added Chisholm. “That continues today as Josh’s team has proactively managed our inventory to maximize value not only for our energy chemistry business but for our overall enterprise. Recent challenges in citrus markets highlight the benefits of the Florida Chemical transaction, creating an opportunity for better economics across all of our chemistry business segments.”

The Company will provide an update on citrus markets on its year-end conference call in late February.

[1]	United States Department of Agriculture, Animal and Plant Health Inspection Service. For more information, see http://www.aphis.usda.gov/publications/plant_health/2011/CG-PestAlert.pdf.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	January 14, 2014

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.‘s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.